Exhibit j.2

IMPOUND OF FUNDS AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of this 8th day of June, 2010, is by and between ZEA Capital Fund LLC, a Delaware limited liability company (the Company”), and Cedar Rapids Bank & Trust Company (the “Impound Agent”).  The Impound Agent is located at 500 1st Avenue NE Ste 100, Cedar Rapids, IA 52401.

WHEREAS, the Company desires to make a public offering of a minimum of 2,400,000 of its Common Units (the “Units”) at an offering price of $12.50 per Unit (the “Public Offering”);

WHEREAS, purchasers of the Units in the Public Offering are required to include the entire purchase price for the Units being purchased by them with their subscription agreement.  Upon acceptance of a subscription for the purchase of Units, the Company wishes to impound all such deposits in escrow;

WHEREAS, the Company has applied to register its Units with the Administrator of Securities of the States of Iowa and North Dakota (the “Administrators”) and, as applicable, with the Administrator of Securities of other states;

WHEREAS, the Impound Agent is a financial institution with deposits that are federally insured; and

WHEREAS, the parties wish to enter into this Agreement pursuant to which the deposits from the Units sold in the Public Offering will be impounded in escrow with Impound Agent, which deposits may be released to the Company only if the Escrow Release Events (as hereinafter defined) occur within the time set forth herein and otherwise the escrowed deposits are to be returned by the Impound Agent to the purchasers of the Units.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contain herein, IT IS HEREBY AGREED as follows:

1.           During the Escrow Period (as hereinafter defined), the Company or its broker-dealer agents shall deliver to the Impound Agent, promptly upon receipt thereof and in any event no later than two (2) business days after, all deposits from the sale of up to 2,400,000 Units in the Public Offering at an offering price of $12.50 per Unit, together with written accounts of each sale, which accounts shall set forth, among other things, the names, addresses, and social security or tax identification numbers of the parties who purchase Units pursuant to the Public Offering, the number of Units purchased by them, the amount paid thereof and the date of the sale.

2.           All money delivered to the Impound Agent hereunder shall be deposited immediately by the Impound Agent in a separate account designated substantially as follows:  “ZEA Capital Fund LLC Escrow Account” (the “Escrow Account”).  The Escrow Account shall be created and maintained subject to the customer rules and regulations of the Impound Agent pertaining to such accounts.

3.           During the Escrow Period (as hereinafter defined), none of the amounts deposited in the Escrow Account shall become the property of the Company, its officers, directors, its investment adviser or any other entity affiliated with the Company, or be subject to the judgment or debts of the Company or any other entity; and, except as expressly provided herein with respect to payments by the Impound Agent to the Company, the Impound Agent shall make or permit no disbursement from the Escrow Account.  The Impound Agent shall not be required to make any disbursement until all funds deposited with it have cleared and been finally paid.  The Impound Agent will return any checks that fail to clear the bank in which they are drawn to the subscriber along with a copy to the Company.

4.           The “Escrow Period” shall begin on the date hereof and shall terminate on the first to occur of the following dates:

(a)           December 31, 2011, provided, however, that the preceding termination date may be extended by the Company until March 31, 2012 upon written notice of such extension being provided to the Impound Agent.

(b)           The date upon which the Escrow Release Events occur.  The “Escrow Release Events” shall occur at the time which the Company has delivered a written notice to the Impound Agent (i) certifying that subscriptions for the purchase of a minimum amount of 2,400,000 Units have been received by the Company; (ii) directing the Impound Agent to pay all of the deposits of the Escrow Account to the Company; and (iii) the Company has sent written notification to the Administrators that the Impound Agent has released the deposits in the Escrow Account to the Company.

(c)           In any event, the Escrow Period shall terminate not later than March 31, 2012.

5.           In the event the Escrow Period terminates pursuant to paragraph 4(b), the Impound Agent shall pay over to the Company all funds in the Escrow Account with all interest earned thereon as promptly as possible on the basis of its records in accordance with written instructions from the Company to the Impound Agent, which shall specify the date, time and place of delivery of the deposits and the amounts of the deposits to be paid to the Company.  At such time as the Impound Agent shall have made the payments and remittances provided for in this paragraph, the Impound Agent shall be completely discharged and released of any and all further liabilities and responsibilities hereunder.

6.           In the event the Escrow Period terminates pursuant to paragraphs 4(a) or 4(c), the Impound Agent, as promptly as possible, but in no event later than five (5) business days after such termination or when all funds are collected and on the basis of its records, shall (i) return to each of the parties who subscribed for the purchase of Units in connection with the Public Offering the amounts paid by them as the deposit for the purchase of the Units and collected by the Impound Agent, together with all interest earned thereon (interest to be returned on a pro-rata basis) and (ii) notify, in writing, any Administrators of the return of the deposits to the subscribers.  Each amount paid or payable to each purchaser pursuant to this paragraph shall be deemed to be the property of each purchaser, free and clear of any or all claims of the Company or of any of its creditors, and the respective agreements to purchase the Units made and entered into in the Public Offering shall thereupon be deemed to be canceled without any further liability of said purchasers to pay for the Units purchased.  The Impound Agent shall be required to make such payment only to the person named in the written account of each sale to be furnished by the Company or agent pursuant to paragraph 1 hereof at the address given in such paragraph 1 written account.  With regard to any funds payable to purchasers of Units which the Impound Agent cannot disburse to said purchasers because the address given in the paragraph 1 written account is defective or which the Impound Agent cannot, for any other reason, disburse to said purchasers, the Impound Agent shall at its option and sole discretion either: (a) deposit said funds with the Clerk of the District Court of the City of Des Moines and County of Polk, State of Iowa or with the Clerk of the United States District Court for the Southern District of Iowa or with any other United States District Court of the Impound Agent’s choosing, and interplead the parties hereto, or (b) retain such funds until a valid determination regarding such purchaser can be made. Upon the Impound Agent’s so depositing such funds and filing its complaint in interpleader under subparagraph (a), the parties herein, for themselves, their heirs, successors and assigns, do hereby appoint the Clerk of said Court as their agent for service of all process in connection with the proceeding mentioned in this paragraph.  The Impound Agent shall not deduct any of its expenses or fees from the initial deposits in the Escrow Account in the event that the Escrow Period terminates pursuant to paragraphs 4(a) or 4(c) above and in connection with the return of the deposits under this paragraph 6.

7.           The Company shall give the Impound Agent immediate written notice of the date upon which the Public Offering will commence and will promptly furnish the Impound Agent with a copy of the Registration Statement used in connection with the Public Offering.

8.           The Impound Agent, in its actions pursuant to this Agreement, shall be fully protected in every reasonable exercise of its discretion and shall have no obligations hereunder to the Company or to any other party, except as expressly set forth herein.

9.           The Impound Agent is authorized and directed to invest all funds in the Escrow Account in one or more investments authorized in Exhibit A hereto or as otherwise agreed by the Company and the Impound Agent from time to time.

10.           The Impound Agent shall not issue any certificate of deposit, stock certificate, or any other instrument or document representing any interest in the deposited funds, but written notice acknowledging receipt of the deposited funds from the Company will be delivered from time to time, but no more frequently than once per week, by the Impound Agent to the Company.  The Impound Agent shall make an accounting to the Company when and if it pays escrow funds pursuant to paragraph 5 or 6.  The Impound Agent shall not be responsible for fees in conjunction with the issuance or transfer of Units.

11.           The Company shall provide to the Impound Agent all information necessary to facilitate the administration of this Agreement, and the Impound Agent may rely upon any such information provided.  In performing any of its duties hereunder, the Impound Agent shall not incur any liability for any claims, damages, losses, costs, or expenses, except for willful misconduct or gross negligence, and it shall, accordingly, not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Impound Agent under this Agreement, or (ii) any action taken or omitted in reliance upon any instrument, including the written advice provided for herein, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Impound Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

12.           The Company shall indemnify and hold harmless the Impound Agent against any and all losses, claims, damages, liabilities, costs, and expenses, including reasonable costs of investigation and attorney’s fees, court costs and disbursements which may be imposed upon the Impound Agent or incurred by the Impound Agent in connection with its acceptance of appointment as Impound Agent hereunder or in the performance of its duties hereunder, including any litigation arising from this Agreement, or from any other suit or court proceeding arising in any other way from the agreement or involving the subject matter hereof.  The Company shall promptly deliver copies to the Impound Agent of any pleading or request for discovery served on them which might in any way affect the Public Offering.

13.           The Impound Agent is hereby expressly authorized and directed to disregard any and all notices or warnings given by the Company, other than those notices and warnings specifically called for in this Agreement, or by any other person or entity, excepting only orders or process of court, and is hereby expressly authorized to comply with and obey any and all orders, judgments, or decrees of any court, and in case the Impound Agent obeys or complies with any such order, judgment, or decree of any court, it shall not be liable to the Company or to any other person, firm, or entity by reason of such compliance, notwithstanding that any such order, judgment, or decree may be subsequently reversed, modified, annulled, set aside or vacated, or found to have been entered without jurisdiction.

14.           The Impound Agent shall have no duty to know or determine the performance or non-performance of any provision of any agreement between any other party, and the original, or a copy, of any such agreement deposited with the Impound Agent shall not bind the Impound Agent in any manner.  The Impound Agent assumes no responsibility for the validity or sufficiency of any documents or paper or payments deposited or called for hereunder except as may be expressly and specifically set forth in this agreement in clear an unambiguous language, and the duties and responsibilities of the Impound Agent are limited to those expressly and specifically stated in this Agreement in such language.

15.           Any Administrator may (i) inspect the records of the Impoundment Agent at any reasonable time at the location of the records of the Impoundment Agent and (ii) copy any records of the Impoundment Agent that the Administrator inspects.

16.           The Company agrees to pay to the Impound Agent the fees specified in the Impound Agent’s fee schedule attached hereto as Exhibit B, in the manner set forth therein, unless otherwise agreed to by the parties in writing.

17.           This Agreement constitutes an integrated contract and is the entire agreement among the parties.  No parole evidence may be considered in determining the meaning of any term used herein or interpreting this Agreement.

18.           All notices, demands, or requests required or authorized hereunder shall be deemed given sufficiently, if in writing and personally delivered or sent by regular first class mail, postage prepaid, or by email to:

in the case of the Company:

ZEA Capital Fund LLC
118 Third Avenue, Suite 630
Cedar Rapids, Iowa 52401
Attn: James Thorp
Telephone:  (319) 366-0456
Email: jthorp@aavin.com

in the case of the Impound Agent:

Cedar Rapids Bank and Trust Company
500 1st Avenue NE Ste 100
Cedar Rapids, IA 52401
Telephone:  (319) 862-2728

19.           This Agreement shall be governed and interpreted by the laws of the State of Iowa.

20.           The Impound Agent shall have no duty or responsibility to pay any federal, state or local income taxes on any escrowed funds or to make or file any tax returns or other governmental reports.  During any period they are held in the Escrow Account, the escrowed funds shall be considered to be the property of the respective subscribers for all tax purposes.  The Impound Agent is authorized to file Form 1099 for each subscriber with the Internal Revenue Service if directed by the Company.

[Signature page follows]

IN WITNESS WHEREOF, the Company and the Impound Agent have executed this Proceeds Escrow Agreement to be effective on the day and year first above written.

THE COMPANY:

ZEA CAPITAL FUND LLC

By: /s/ James D. Thorp
Name: James D. Thorp
Title: President

THE IMPOUND AGENT:

CEDAR RAPIDS BANK & TRUST COMPANY

By: /s/ David Stoltenberg
Name: David Stoltenberg
Title: Vice President

EXHIBIT A
AUTHORIZED INVESTMENTS

Money market savings account-

Account number ________________________

EXHIBIT B
IMPOUND AGENT FEE SCHEDULE

$375.00 per year paid in advance